Exhibit 10.45

AMENDED AND RESTATED MANAGEMENT RETENTION AGREEMENT

AMENDED AND RESTATED MANAGEMENT RETENTION AGREEMENT (this “Agreement”), made as of [            ], 2007, by and between AMBAC FINANCIAL GROUP, INC., a Delaware corporation (the “Company”), and the executive officer named on the signature page of this Agreement (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is currently a valued key executive of the Company or one of its Affiliates (as defined below); and

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), recognizes that in the event of a future change in control of the Company, or any threatened change in control, uncertainty and questions could rise among management and could result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel, such as the Executive, in the event of any actual or threatened change in control by providing for the payment of severance and other benefits in the event of the Executive’s termination of employment following a change in control; and

WHEREAS, the Company and the Executive have previously entered into a Management Retention Agreement intended to achieve the purposes described in the foregoing Whereas clauses and now wish to amend and restate such Agreement so that its application does not subject the Executive to interest or additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (together with the rules, regulations and guidance thereunder, the “Code”);

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

1. Employment and Duties.

The Company hereby agrees to employ the Executive in the capacity indicated on the signature page of this Agreement (or such other, superior position to which the Executive may be promoted by the Company in its discretion), and the Executive hereby accepts such employment. During the Term, as defined in Section 2 below, the Executive shall have such duties as may be assigned to the Executive from time to time by the Board or the Board’s designee which are commensurate with the duties of the Executive in the capacity indicated on the signature page of this Agreement (or such other, superior position to which the Executive may be promoted by the Company in its discretion). The Executive shall devote substantially all his business time, attention, skill and efforts during the Term to the faithful performance of his duties hereunder and shall not accept employment elsewhere during the Term.

2. Term.

The term of the Executive’s employment under this Agreement (the “Term”) shall commence on the date of any Change in Control (as defined in Section 8(i) of this Agreement)

occurring after the date hereof and shall continue in effect through the third anniversary thereof. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the Term shall be considered to have commenced on the date immediately prior to the date of the Executive’s termination of employment, rather than on the date of such Change in Control. The provisions of this Agreement shall continue in effect beyond the Term to the extent necessary to carry out the intentions of the parties hereto.

3. Compensation.

During the Term, the Executive shall be entitled to the following compensation for his services to the Company:

(a) Base Salary. The Company shall pay, and the Executive shall accept, a base salary (the “Base Salary”) at a rate no less than the Executive’s base salary in effect immediately prior to the Change in Control, subject to increase in accordance with the immediately succeeding sentence. The Base Salary shall be payable biweekly in equal installments (or if the Company alters its payroll policy, in accordance with the Company’s customary payroll policies in force at the time of payment, but no less frequently than monthly), less any required or authorized payroll deductions. The Base Salary shall be reviewed at least annually by the Committee and may be increased, but not decreased, to reflect the Executive’s performance and shall be increased to provide the Executive with such other increases as shall be consistent with increases in base salary awarded in the ordinary course of business to other key executives of the Company or of any Affiliate.

(b) Cash Bonus. In addition to the Base Salary, the Executive shall be paid for each full or partial fiscal year of the Company during the Term, an annual cash bonus (the “Bonus”) pursuant to the current bonus and incentive plans of the Company, as may be amended or supplemented by the Company during the Term; provided, however, that such annual Bonus shall in no event be less than 70% of the Base Salary payable to the Executive for the relevant fiscal year. Bonuses shall be paid in cash to the Executive no later than 30 days following the close of each fiscal year during and immediately following the Term.

(c) Equity Awards. Upon the occurrence of a Change in Control, the Executive shall be fully vested in all stock options, restricted stock, restricted stock units and any other awards theretofore awarded to him under the Ambac Financial Group, Inc.’s 1997 Equity Plan, as amended (the “1997 Equity Plan”), or any successor thereto, on or after January 1, 1998 provided, however, that if any Person (as defined in Section 8 hereof) commences a tender offer for shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which, if successfully completed, would result in a Change in Control, then the Executive shall be fully vested in all such stock options, restricted stock units and any other such awards, and any such awards that by their terms are to be paid or settled by the delivery of shares of Common Stock without the payment of any additional consideration by the Executive shall be so paid or settled, immediately prior to the scheduled expiration of such tender offer, and the Company shall have instituted procedures to enable the Executive, if he so desires, to tender the shares issued upon the exercise of such stock options or delivered in payment or settlement of such restricted stock units or other awards into such offer.

(d) Incentive, Savings and Retirement Plans. In addition to the Base Salary and Bonuses payable pursuant to this Agreement, the Executive shall be entitled to participate in incentive, savings and retirement plans and programs, whether qualified or non-qualified, of the

Company and its Affiliates applicable to other key executives (including, without limitation, the following plans of the Company and its Affiliates: the 1997 Equity Plan, the Ambac Financial Group, Inc. Savings Incentive Plan, the Ambac Financial Group, Inc. 1997 Equity Plan - Senior Officer Deferred Compensation Sub-Plan of the 1997 Equity Plan, the Ambac Financial Group, Inc. Non-Qualified Savings Incentive Plan or substantially equivalent successor or substitute plans), providing, in each case, a level of compensation (including target payouts, where applicable) and benefits no less favorable than in effect immediately prior to the Change in Control. To the extent applicable, the benefits provided to the Executive pursuant to this Section 3(d) shall be provided and paid in compliance with the relevant requirements of Section 409A of the Code.

(e) Welfare Benefit Plans. The Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under each welfare benefit plan of the Company applicable to other employees of the Company generally, including, without limitation, all medical, dental, disability, group life, accidental death and travel accident insurance plans and programs of the Company and its Affiliates, upon terms, and at a level of participation, no less favorable than applicable to other similarly situated employees of the Company and its Affiliates.

(f) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in the performance of his duties for the Company which shall be paid to him in accordance with the policies and procedures of the Company as in effect at any time thereafter with respect to other similarly situated employees of the Company and its Affiliates.

(g) Fringe Benefits. The Executive shall be entitled to fringe benefits on the same terms as in effect immediately prior to the Change in Control.

(h) Office and Support Staff. The Executive shall be entitled to an office or offices of a size and with furnishings and other amenities, and to secretarial and other assistance, at least equal to those used by the Executive immediately prior to the Change in Control.

(i) Vacation. The Executive shall be entitled to four weeks of paid vacation per year, or such longer period as the Company shall institute for senior executives, and paid holidays in accordance with the policies of the Company as in effect at any time.

(j) Application of Severance Policies After the Term. Upon the expiration of the Term, the Executive shall become a participant in the most favorable severance policy applicable to similarly situated executives of the Company and its Affiliates (other than as agreed to as part of individual employment agreements), with all years of service with the Company and any Affiliate counted for purposes of the calculation of such severance benefits.

4. Termination of Employment.

(a) Termination for Cause; Resignation without Good Reason. The Company may terminate the Executive’s employment hereunder for Cause (as defined in Section 8(a) of this Agreement). If the Executive’s employment is terminated by the Company for Cause, or by the Executive for reasons other than Good Reason (as defined in Section 8(b) of this Agreement) prior to the expiration of the Term, the Company shall be obligated to make payment of any Compensation (as defined in Section 8(h) of this Agreement) earned prior to the Date of Termination (as defined in Section 8(d) of this Agreement) but not yet paid to the Executive and any payment from any employee benefit plan described in Section 3 of this Agreement which shall be paid in accordance with such plan and the continuation of coverage under any insurance program as required under any such benefit plan or which may be required by law. The Executive shall also be entitled to the payment of any Bonus earned but not yet paid, including, without limitation, any deferred Bonus, and the pro rata amount of the guaranteed minimum Bonus under Section 3(b) of this Agreement if the Date of Termination occurs before the end of any fiscal year. Except as provided above, the Company shall not be obligated to make any additional payments of Compensation or benefits specified in Section 3 of this Agreement for any periods after the Date of Termination.

(b) Resignation for Good Reason; Termination without Cause. If the Executive’s employment is terminated by the Executive for Good Reason or by the Company without Cause, in either case at any time prior to the expiration of the Term, the Executive shall be entitled to the following benefits:

(i) In addition to the payment of all Base Salary and any Bonus earned but not paid, or a pro rata portion of the guaranteed minimum Bonus under Section 3(b) of this Agreement if the Date of Termination occurs prior to the end of any fiscal year, on a date (the “Payment Date”) that shall be determined by the Company and shall be within sixty (60) days following the date of the Executive’s Separation from Service (as defined in Section 8) the Company shall make a lump sum payment to the Executive equal to two times the sum of:

(x) his highest Base Salary, plus

(y) the highest Bonus percentage paid or payable to the Executive at any time prior to his Date of Termination times his highest Base Salary

(the sum of the amounts described in the foregoing clauses (x) and (y) being referred to as the “Reference Amount”). For purposes of calculating the Reference Amount, “Bonus” shall include cash bonus, including any portion of cash bonus that is deferred at the election of the Executive (including deferrals in the form of restricted stock or restricted stock units or other awards granted in lieu of cash), but shall exclude the value of any other awards.

(ii) On the Payment Date, the Company shall make a lump sum payment to the Executive equal to the amount that the Company would have contributed for the Executive’s account under the Ambac Financial Group, Inc. Savings Incentive Plan (or any successor plan) (the “SIP”) in respect of the two years following the Termination Date, based on (A) the formula for determining employer contributions in effect on the Termination Date and (B) the Base Salary (and, if such formula takes account of bonus compensation, the Bonus) used for purposes of determining the Reference Amount, and calculated without giving effect to the limitations provided for in Sections 401(a)(17) and 415 of the Code or any successor provisions thereto.

(iii) In accordance with the terms of the Ambac Financial Group, Inc. Non-Qualified Savings Incentive Plan (which is a nonqualified plan maintained by the Company and its Affiliates to provide benefits in excess of those permitted under the Code to be provided by the SIP), on the date that is six months and one day following the date that the Executive incurs a Separation from Service, the Executive shall receive a lump sum payment of his account balance. The amount of such distribution shall be based upon the Executive’s account balance as of the date of the Executive’s Separation from Service.

(iv) For a period of two years following the Date of Termination (the “Continuation Period”), the Executive and his dependents, if any, shall continue to participate (at no greater expense to them than was the case for such coverage prior to his termination) in the employee benefit arrangements described in Section 3(e) and 3(g) above, provided, however, that the benefits described in Section 3(e) shall cease to the extent the Executive begins coverage under plans of a subsequent employer.

(v) At the end of the Continuation Period, the Executive and his family shall be entitled for the remainder of his life to retiree medical and dental benefits under the applicable plans and programs of the Company as if he retired on the last day of the Continuation Period, with such benefits to commence immediately at the end of the Continuation Period and with the amount of contribution by the Executive to be no greater than that of any other employee of the Company who had retired on the last day of the Continuation Period (it being understood and agreed that contribution rates may be changed, and the terms of such benefits may be modified, to the extent permitted under the relevant plans, from those in effect on the date hereof).

(vi) During the Continuation Period, the Company shall provide the Executive with reasonable individual outplacement services and financial planning at the Company’s expense.

(vii) To the extent not previously vested pursuant to Section 3(c) above, the Executive shall be fully vested in all stock options, restricted stock, restricted stock units and any other awards theretofore awarded to him under the Company’s 1991 Stock Incentive Plan, as amended, or the 1997 Equity Plan, or any successor thereto.

(viii) The Executive shall receive all amounts due to him under any compensatory plan or arrangement of the Company and not specifically addressed above, in accordance with the terms of the relevant plan or arrangement.

In the interest of clarity, it is noted that this Section 4(b) shall not apply in the event the Executive’s employment terminates by reason of death, Permanent Disability or Retirement, and that the consequences of such terminations of employment shall instead be governed by Section 4(c), 4(d) or 4(e), as applicable.

(c) Death Before End of Term. If the Executive dies prior to the expiration of the Term, the Company shall be under no obligation to make additional payments of the Compensation and benefits described in Section 3 of the Agreement to the Executive’s estate after the Date of Termination except, however, for any Compensation earned prior to the Date of Termination but not yet paid, including, without limitation, any deferred Bonus and the pro rata amount of the guaranteed minimum Bonus under Section 3(b) of this Agreement if the Date of Termination occurs before the end of a fiscal year, and all benefits payable under the various plans described in Section 3 of this Agreement, which shall be paid in accordance with the terms of all such applicable plans. The Company shall also continue to provide any benefits to the Executive’s survivors as required by law.

(d) Disability. In the event of the Executive’s Permanent Disability (as defined in Section 8(h) of this Agreement) prior to the expiration of the Term, the Executive’s employment shall terminate on the date specified in the definition of “Separation from Service” set forth in Section 8(j) of this Agreement. In that event, the Executive shall be entitled to continue to receive payment in a lump sum of the Compensation and benefits described in Section 3 of the Agreement that the Executive would have earned through the end of the Term had his employment not been terminated, less the amount of any payment to the Executive on account of disability from any employer sponsored disability insurance plan. The Company shall make such lump sum payment to the Executive on a date that shall be determined by the Company and that shall be within sixty (60) days following the date of the Executive’s Separation from Service. In addition, the Executive shall receive all benefits payable under the various plans described in Section 3 of this Agreement, which shall be paid in accordance with the terms of all such applicable plans.

(e) Retirement. The Executive may terminate his employment on account of Retirement (as defined in Section 8(f) of this Agreement). The Executive shall not be entitled to any further payments of Compensation or other benefits provided under Section 3 of this Agreement after the Date of Termination, other than any retirement benefit payments from any employer sponsored plan, any Compensation earned prior to the date of Retirement but not yet paid, including, without limitation, any deferred Bonus and the pro rata amount of the guaranteed minimum Bonus under Section 3(b) of this Agreement if the Date of Termination occurs before the end of a fiscal year, and all benefits payable under the various plans described in Section 3 of this Agreement, which shall be paid in accordance with the terms of all such applicable plans.

(f) Notice of Termination Required. No termination of employment by the Executive or by the Company pursuant to this Section 4 shall be effective unless the terminating party shall have delivered a Notice of Termination (as defined in Section 8(c) of this Agreement) to the other party.

(g) Nature of Payments. Any amounts due under this Section 4 are in the nature of severance payments, liquidated damages, or both, and are not in the nature of a penalty.

5. No Obligation to Mitigate.

Following termination of the Executive’s employment, the Executive shall be under no obligation to seek other employment or otherwise to mitigate damages resulting from his termination of employment. In addition, there shall be no offset against amounts due to the Executive under any provision of this Agreement, on account of any remuneration to which the Executive becomes entitled from any Person for whom the Executive subsequently provides services (as an officer, director, employee, independent contractor or otherwise), other than as provided in Section 4(b)(v) relating to continuation of benefits coverage.

6. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6) (a “Payment”) would be subject to the excise tax imposed by the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of Section 6(c), all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG LLP or such other certified public accounting firm as may be jointly designated by the Executive and the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 6(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprize the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 6(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) In the event any provision of this Agreement results in the Executive incurring additional taxes (including interest and penalties with respect thereto) under Section 409A of the Code (such additional tax, including such interest and penalties, being referred to as “Section 409A Tax”) on any compensation to which the Executive is entitled pursuant to this Agreement, then the Executive shall be entitled to receive an additional payment (a “Section 409A Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) imposed upon the Section 409A Gross-Up Payment, the Executive retains an amount of the Section 409A Gross-Up Payment equal to the Section 409A Tax that he incurs. The Executive shall notify the Company promptly if he believes he has incurred Section 409A Tax on any compensation to which he is entitled under this Agreement.

(f) Notwithstanding the other provisions of this Section 6 and of Section 18(b), all Gross-Up Payments, Underpayments and Section 409A Gross-Up Payments shall be made to the Executive not later than the end of the calendar year following the year in which the Executive remits the related taxes and any reimbursement of the costs and expenses described in Section 6(c) shall be paid not later than the end of the calendar year following the year in which there is a final and nonappealable resolution of, or the taxes are remitted that are the subject of, the related claim.

7. Protection of the Company’s Interests.

(a) Confidential Information. Except for actions taken in the course of his employment hereunder or as required by law, at no time shall the Executive divulge, furnish or make accessible to any person any information of a confidential or proprietary nature obtained by him while in the employ of the Company. Upon termination of his employment with the Company, the Executive shall return to the Company all such information which exists in written or other physical form and all copies thereof in his possession or under his control.

(b) Remedies. The Executive acknowledges that a breach of any of the covenants contained in this Section 7 may result in material irreparable injury to the Company or its Affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such breach or threat thereof, the Company shall be entitled, in addition to any other rights or remedies it may have, to obtain a temporary restraining order and/or a preliminary or permanent injunction enjoining or restraining the Executive from engaging in activities prohibited by this Section 7. In no event, however, shall an asserted violation of the provisions of this Section 7 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement, unless the Company shall have first obtained a final decision, in an arbitration conducted in accordance with Section 17 of this Agreement, finding that the Executive has materially breached the provisions of this Section 7.

8. Definitions.

As used in this Agreement, the following terms shall have the following meanings:

(a) Affiliate. The term “Affiliate” includes any company or other entity or person controlling, controlled by or under common control with the Company.

(b) Cause. Each of the following shall constitute “Cause”:

(i) the willful commission by the Executive of acts that are dishonest and demonstrably and materially injurious to the Company or any of its Affiliates, monetarily or otherwise;

(ii) the conviction of the Executive for a felonious act resulting in material harm to the financial condition or business reputation of the Company or any of its Affiliates; or

(iii) a material breach of any of the covenants set forth in Section 7 of this Agreement.

Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless there shall have been delivered to him, together with a Notice of Termination, a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4ths) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in clause (i), (ii) or (iii) above and specifying the particulars thereof in detail.

(c) Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to occur on the date on which one of the following events occurs:

(i) the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 20% or more of the Common Stock then outstanding, but shall not include any such acquisition by:

(A) the Company;

(B) any Subsidiary of the Company;

(C) any employee benefit plan of the Company or of any Subsidiary of the Company;

(D) any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan;

(E) any Person who as of January 31, 1996 was the beneficial owner of 15% or more of the shares of Common Stock outstanding on such date unless and until such Person, together with all affiliates and associates of such Person, becomes the beneficial owner of 25% or more of the shares of Common Stock then outstanding whereupon a Change in Control shall be deemed to have occurred; or

(F) any Person who becomes the Beneficial Owner of 20% or more, or, with respect to a Person described in clause (E) above, 25% or more, of the shares of Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company unless and until such Person, after becoming aware that such Person has become the beneficial owner of 20% or more, or 25% or more, as the case may be, of the then outstanding shares of Common Stock, acquires beneficial ownership of additional shares of Common Stock representing 1% or more of the shares of Common Stock then outstanding, whereupon a Change in Control shall be deemed to have occurred; or

(ii) individuals who, as of January 29, 1997, constitute the Board, and subsequently elected members of the Board whose election is approved or recommended by at least a majority of such current members or their successors whose election was so approved or recommended (other than any subsequently elected members whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board), cease for any reason to constitute at least a majority of such Board; or

(iii) approval by the stockholders of the Company of (A) a merger or consolidation of the Company with any other corporation, (B) the issuance of voting securities of the Company in connection with a merger or consolidation of the Company (or any Subsidiary) pursuant to applicable stock exchange requirements, or (C) sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (each, a “Business Combination”), unless, in each case, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 70% of the then outstanding shares of common stock and 70% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Common Stock.

As used herein, “Person” means any individual, firm, corporation, partnership or other entity, and “Subsidiary” means (i) a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of this Agreement.

(d) Compensation. The term “Compensation” shall mean all amounts paid or payable to the Executive pursuant to Sections 3(a), 3(b) and 3(c) of this Agreement.

(e) Date of Termination. “Date of Termination” shall mean:

(i) in the case of Retirement or death, the date of such event;

(ii) if the Executive’s employment is terminated for Permanent Disability, thirty (30) days after a Notice of Termination is given (provided that the Executive shall not have returned, to the full-time performance of the Executive’s duties during such thirty (30) day period); and

(iii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company (whether with or without Cause) shall not be less than thirty (30) days, and in the case of a resignation by the Executive (whether with or without Good Reason) shall not be less than thirty (30) nor more than sixty (60) days, from the date such Notice of Termination is given).

(f) Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s express written consent, any of the following:

(i) a substantial adverse alteration in the nature or status of the Executive’s authority, duties or responsibilities;

(ii) a material diminution in the Executive’s base compensation (including as “base compensation” any amount permitted to be so included under Treas. Reg. §1.409A-(n)(2)(ii)(A) or any successor provision);

(iii) the relocation of the office of the Executive to a location more than 25 miles from the location where the Executive is employed immediately prior to the Change in Control;

(iv) Any other action or inaction that constitutes a material breach by the Company of this Agreement.

In connection with the foregoing, the Executive and the Company acknowledge and agree that the Compensation and other benefits provided for in this Agreement, and the obligations of the Company pursuant to Section 9, are material terms hereof, and that the Company’s breach of any such provision (excluding for this purpose any isolated, insubstantial and inadvertent breach not taken in bad faith) will be considered a material breach of this Agreement. None of the events or circumstances set forth in clauses (i) through (iv) above shall constitute Good Reason unless the Executive has provided notice to the Company of such event or circumstances within a period of 90 days of the initial existence of the event or circumstance, and the Company has failed to remedy such event or circumstances to the reasonable satisfaction of the Executive within 30 days of its receipt of such notice. In addition, the Executive’s Separation from Service will not be considered to have been for Good Reason unless it occurs not more than two years following the initial existence of the event or circumstance that constitutes Good Reason. The fact that an Executive is eligible for Retirement shall not cause the Executive’s termination of employment to fail to qualify as a Separation from Service for Good Reason.

(g) Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and, in the case of a termination of the Executive’s employment by the Company for Cause or by the Executive for Good Reason, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(h) Permanent Disability. “Permanent Disability” shall mean a disability within the meaning of the long-term disability plan of the Company which covers the Executive immediately prior to the Change in Control.

(i) Retirement. “Retirement” shall mean the voluntary termination of the Executive’s employment by the Executive at age 55 or older after at least five years of continuous service with the Company and its subsidiaries (including service with a corporation or other entity acquired by the Company).

(j) Separation from Service. “Separation from Service” shall mean either (i) the termination of the Executive’s employment with the Company and its affiliates, provided that such termination of employment meets the requirements of a separation of service determined using the default provisions set forth in Treasury Regulation §1.409A-(1)(h) or the successor provision thereto or (ii) such other date that constitutes a separation from service with the Company and its affiliates meeting the requirements of the default provisions set forth in Treasury Regulation §1.409A-(1)(h) or the successor provision thereto; provided, however, that, in the event of the Executive’s Permanent Disability, “Separation from Service” means the date that is 29 months after the first day of disability. For purposes of this definition, “affiliate” means any corporation that is in the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company and any trade or business that is under common control with the Company (within the meaning of Section 414(c) of the Code), determined in accordance with the default provision set forth in Treasury Regulation §1.409A-(1)(h)(3).

9. Successors; Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive had terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there is no such designee, to the Executive’s estate.

10. Indemnification.

The Company will indemnify the Executive to the fullest extent permitted (including payment of expenses in advance of final disposition of a proceeding) by the laws of the State of Delaware, as in effect at the time of the subject act or omission, or by the Certificate of Incorporation and By-Laws of the Company, as in effect at such time or on the date of this Agreement, whichever affords or afforded greatest protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers (and to the extent the Company maintains such an insurance policy or policies, the Executive shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage provided for any Company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any subsidiary thereof, or his serving or having served any other enterprise as a director, officer or employee at the request of the Company.

11. Notices.

Any notice hereunder by either party to the other shall be given in writing by personal delivery, telex, telecopy or certified mail, return receipt requested, to the address first set forth below in the case of the Company, and to the address set forth on the signature page hereof in the case of the Executive (or, in either case, to such other address as may from time to time be designated by notice by any party hereto for such purpose):

Ambac Financial Group, Inc.

One State Street Plaza

New York, New York 10004

Attn: Chief Executive Officer

Notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by telex or telecopy, on the business day following receipt of answer back or telecopy confirmation or, if by certified mail, on the date shown on the applicable return receipt.

12. Amendment and Waiver.

No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board; provided, however, that the Company and the Executive each agrees to execute and deliver any reasonable amendment to this Agreement as the Company or the Executive requests, after consultation with respective counsel, to comply with Section 409A of the Code and avoid imposition on the Executive of any Section 409A Tax; and provided, further, that the Company agrees that any such amendment shall maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Section 409A of the Code. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13. Merger of Prior Negotiations.

This Agreement sets forth all of the promises, agreements, conditions and understandings between the parties hereto respecting the subject matter hereof and supersedes all prior negotiations, conversations, discussions, correspondence, memoranda and agreements between the parties concerning such subject matter.

14. Partial Invalidity.

If the final determination of a court of competent jurisdiction or arbitrator declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision hereof is invalid or unenforceable, (a) the remaining term and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

15. Governing Law; Code Provisions.

(a) This Agreement is to be governed by and interpreted in accordance with the laws of the State of New York.

(b) All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections and the applicable regulations and guidance thereunder.

16. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17. Arbitration; Legal Fees.

(a) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of the Executive’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

(b) The Company shall reimburse the Executive for all legal fees and expenses incurred by the Executive in connection any claim to enforce his rights under this Agreement; provided, however, that notwithstanding Section 18(b), no reimbursement pursuant to this Section 17(b) shall be paid in respect of an expense incurred after the last day of the sixth (6th) calendar year following the calendar year in which the applicable statute of limitations for breach of contract claims expires; and provided, further, that if, in an arbitration conducted in accordance with subsection (a) above, it is determined that the Executive has acted in bad faith in asserting one or more claims under this Agreement, the Executive shall reimburse the Company for all legal fees and expenses previously paid to him pursuant to this Section 17(b) in connection therewith.

(c) In addition to the reimbursement provided for in subsection (b) above, within five (5) business days following a Change in Control, the Company shall make a lump-sum payment to the Executive of $15,000 intended to cover legal, accounting and financial expenses incurred after a Change in Control in connection with this Agreement (whether or not the Executive’s employment is terminated), including without limitation in connection with financial planning and the investigation of the Executive’s rights hereunder.

18. Section 409A Provisions

(a) This Agreement is intended to satisfy the requirements of Section 409A of the Code with respect to amounts subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent, and the Company shall have no right to accelerate any payment or the provision of any benefits under this Agreement or to make or provide any such payment or benefits if such payment or provision of such benefits would, as a result, be subject to tax under Section 409A of the Code.

(b) Except as expressly provided otherwise herein, no reimbursement payable to the Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.

(c) It is the intention of the parties that all amounts and benefits to which the Executive becomes entitled upon a Separation from Service by virtue of this Agreement shall qualify for exemption from Section 409A either as short-term deferral with the meaning of Treasury Regulation §409A-1(b)(4) (in the case, without limitation, of payment of the Reference Amount and the amount provided for in Section 4(b)(ii) and payment of the lump sum benefit provided for in Section 4(d) following termination of employment by reason of permanent disability) or otherwise. Notwithstanding the other provisions of this Agreement, if, as of the date of the Executive’s Separation from Service, the Executive is a Specified Employee, then, to the extent that this Agreement provides for a “deferral of compensation” within the meaning of Section 409A of the Code, the following shall apply:

1) No payment that constitutes a deferral of compensation and that is owed to the Executive as a result of such Separation from Service shall be made, and no taxable benefits shall be provided to the Executive (except for any benefits for which the Executive pays the full premium or other cost (including the Company’s share thereof)), in each case, during the period beginning on the date the Executive incurs a Separation from Service and ending on the six-month anniversary of such date or, if earlier, the date of Executive’s death.

2) On the first business day of the first month following the month in which occurs the six-month anniversary of the Executive’s Separation from Service or, if earlier, Executive’s death, the Company shall make a one-time, lump-sum cash payment to the Executive in an amount equal to the sum of (x) the amounts otherwise payable to the Executive under this Agreement during the period described in clause 1 above, (y) the amount paid by the Executive during the period described in clause 1 above as premium or other cost for benefits and (z) interest on the foregoing amounts at the applicable federal rate for instruments of less than one year.

For purposes of this Agreement, “Specified Employee” shall mean each officer of the Company and its affiliates, up to a maximum of fifty, having annual compensation in excess of $145,000 (as adjusted), a five percent owner of the Company and a one percent owner of the Company having annual compensation in from the Company and its affiliates in excess of $150,000, in each case determined pursuant to Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code) any time during the 12-month period ending on December 31st of a calendar year (based on taxable wages as reported in Box 1 of Form W-2 for the 12-month period ending on December 31st of such calendar year plus amounts that would be included in wages for such 12-month period but for pre-tax deferrals to a tax-favored retirement plan or cafeteria plan or for qualified transportation benefits) who performed services for the Company and its affiliates at any time during the 12-month period ending on December 31st of such calendar year. The Executive shall be treated as a “Specified Employee” for the 12-month period beginning on March 1st of the calendar year following the calendar year for which the determination pursuant to this definition is made.

IN WITNESS WHEREOF, the parties hereto, having entered into this Agreement as of [            ], 2007.

AMBAC FINANCIAL GROUP, INC.

By:

EXECUTIVE

Name:
Title:
Address: